Exhibit 5.1

Karen E. Deschaine

+1 (858) 550-6088

kdeschaine@cooley.com

April 4, 2022

Quanergy Systems, Inc.

433 Lakeside Drive

Sunnyvale, California 94085

Ladies and Gentlemen:

You have requested our opinion in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of (a) up to $125,000,000 shares (the “Purchase Shares”) of common stock, $0.0001 par value per share (“Common Stock”), of the Quanergy Systems, Inc., a Delaware corporation (the “Company”) issuable pursuant to the Share Purchase Agreement, dated December 12, 2021, between the Company, formerly CITIC Capital Acquisition Corp., a Cayman Islands company, and GEM Yield Bahamas Ltd. and GEM Global Yield LLC SC (as amended January 31, 2022, the “Purchase Agreement”) and (b) up to 3,397,923 shares (the Warrant Shares” and together with the Purchase Shares, the “Shares”) of Common Stock issuable pursuant a warrant (the “Warrant”) issued pursuant to the Purchase Agreement.

In connection with this opinion, we have examined and relied upon the (a) Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Purchase Agreement and the Warrant and (d) originals or copies certified to our satisfaction of such opinions, records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We note that the Company was initially incorporated under the laws of the Cayman Islands and was domesticated as a corporation in the State of Delaware in accordance with Section 388 of the DGCL (the “Domestication”). We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation that (i) immediately prior to the Domestication, the Company was duly organized, validly existing and in good standing under the laws of the Cayman Islands, (ii) the Company had full power, authority and legal right to domesticate in the State of Delaware pursuant to Section 388, (iii) the laws of the Cayman Islands permitted the Company to domesticate in the State of Delaware pursuant to Section 388, (iv) the discontinuation of the Company from the Cayman Islands was duly authorized by all necessary corporate action as provided in its governing documents and was duly effected in accordance with Cayman Islands law, (v) any and all consents, approvals and authorizations from applicable Cayman Island governmental authorities required to authorize and permit the Company to domesticate in the State of Delaware pursuant to Section 388 were obtained, and (vi) the Company’s enter into the Purchase Agreement and the Warrant and the issuance of shares thereunder were duly authorized by the Company as a Cayman Islands company.

Our opinion is expressed solely with respect to the General Corporation Law of the State of Delaware (the “DGCL”). We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Quanergy Systems, Inc.

April 4, 2022

Page Two

We have assumed (a) that each sale of Purchase Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the DGCL, (b) that no more than 125,000,000 Purchase Shares will be sold under the Purchase Agreement and (c) that the price at which the Purchase Shares are sold will equal or exceed the par value per share of the Common Stock. We express no opinion to the extent that future issuances of securities of the Company, including the Shares, and/or anti-dilution adjustments to outstanding securities of the Company cause the number of Purchase Shares then issuable under the Purchase Agreement to exceed the number of shares of Common Stock that then remain authorized but unissued or committed to be issued .

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrant, cause the Warrant to be exercisable for more shares of Common Stock than the number of shares of Common Stock that then remain authorized but unissued or committed to be issued. Further, we have assumed the exercise price per Warrant Share will not be adjusted to an amount below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.    The Purchase Shares, when sold and issued against payment therefor in accordance with the terms of the Purchase Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

2.    The Warrant Shares, when sold and issued against payment therefor in accordance with the terms of the Warrant, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

[signature page follows]

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121

t: (858) 550-6000 f: (858) 550 6420 cooley.com

Quanergy Systems, Inc.

April 4, 2022

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Very truly yours,

COOLEY LLP

By:	/s/ Karen E. Deschaine

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121

t: (858) 550-6000 f: (858) 550 6420 cooley.com